Exhibit 3.11

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:10 PM 11/22/2011
FILED 02:37 PM 11/22/2011
SRV 111222266 - 5069605 FILE

CERTIFICATE OF FORMATION

OF

STACK ROCK CAPITAL, L.L.C.

This Certificate of Formation is being executed as of November 22, 2011, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-1001, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1.           Name. The name of the limited liability company is Stack Rock Capital, L.L.C. (the “Company”).

2.                                 Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of its registered agent of the Company for service of process at such address is The Corporation Trust Company.

IN WITNESS WHEREOFF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Wayne Rancourt
Wayne Rancourt, an Authorized Person